EX-10.4                 EXCLUSIVE SUPPLY CHAIN SOLUTIONS LICENSE AGREEMENT

            EXCLUSIVE SUPPLY CHAIN SOLUTIONS LICENSE AGREEMENT
             DATED FOR REFERENCE THE 29th DAY OF AUGUST, 2003

                                  BETWEEN

                            The Niseda Group, Inc.
                                Suite 114-201
                            23905 Clinton Keith Road
                           Wildomar, California 92595
          (hereinafter referred to as "The Niseda Group" or "Licensor")

                                  OF THE FIRST PART,

AND:

                                    Nations Rx, Inc.
                                        Suite 1
                                    8 Macbeth Court
                              Rancho Mirage, California 92270
             (hereinafter referred to as "Nations Rx" or "Licensee")

                                   OF THE SECOND PART,

                                         RECITALS

A. Licensor has developed a business and business model comprised of unique technology, business plans, economic models, systems, licenses, patents, trade secrets, trademarks, service marks, know-how and processes (collectively "the Business" or the "Business Model" and/or the "proprietary information") for the provision of Group Purchasing Organization (GPO) Client Advisory services. The Business is as set out in Schedule A

B. Licensee desires to obtain an exclusive license to establish the Business worldwide, in all markets, utilizing Licensor's Business model and proprietary information and acknowledges that use of such Business model and its proprietary information are subject to controls and restrictions established by Licensor for the purpose of maintaining a high level of uniform quality and goodwill in the operation of the Business.

In consideration of the mutual covenants set forth herein, the parties hereby agree to the following terms and conditions

                                     ARTICLE ONE

                                      DEFINITIONS

As used in this Agreement, the following terms have the definition set forth below:

1.1 "Effective Date" means the date on which this License Agreement has been executed by the latter of the parties to do so.

1.2 "Gross Sales" means the total of all sales transacted at, through or through the use of the Business model, whether such sales are evidenced by check, cash, credit, exchange of otherwise, exclusive of sales tax or other change imposed on sales by any government authority. "Gross Sales" also includes all payments to Licensee from Sub-Licensees from revenues generated at, through, or through the use of the Business model.

1.3 "Net Revenue" shall be Gross Sales less all reasonable expenses permitted according to generally accepted accounting principles, consistently applied.

1.3 "Information Package" means the written technical information prepared by the Licensor, including business plans, executive summaries, operating plans and other materials, which set forth the details of the Business model.

1.4 "Territory" means the geographic area consisting of the world on an exclusive basis.

1.5 "Trademarks" means those, trademarks, copyrights, service marks and patents set forth in the Information Package.

1.6 "Payments" means payments between Licensor and Licensee as stated in this License Agreement and shall be made in the form of U.S. Dollars.

1.7 "Sub Licensees" means persons and entities who sub-license any or all of the rights licensed to Licensee by Licensor under this Agreement.

1.8 "Preferred Shares" or "Class A Convertible Preferred Shares" means the Preferred shares of the Company as further described in Schedule C.

                                 ARTICLE TWO

                          GRANT OF EXCLUSIVE LICENSE

2.1 Licensor grants to Licensee a license to engage in, sublicense, use and operate the Business and or the Business model in the Territory, all as more specifically defined in Schedule B (herein the "Licensee's Market") and the right to grant Sub-Licenses in connection with engaging in, sublicensing, using and operating the Business and or the Business model upon the terms and subject to the provisions of this Agreement. The grant of the above license shall be exclusive in the Territory for the Licensee's Market.

2.2 Licensor grants to Licensee a license to use and display Licensor's Trademarks in the Territory in connection with the Business and with regard to the Sub-Licenses granted by Licensee, upon the terms and subject to the provisions of this Agreement.

2.3 Licensee shall have the right but not the obligation to use the trademark "The Niseda Group, Inc." or "The Niseda Group" in its advertisements, in its Corporate name(s), in its daily operations, as part of its product descriptions and specifically represent and refer to itself as the exclusive licensee for the Territory for the Business and Business model

                                 ARTICLE THREE

                   SITE LOCATION AND EXCLUSIVE TERRITORY

3.1  The Business shall be located in the Territory at locations
("Site Locations") to be selected by Licensee (or Sub-Licensees).

3.2 Subject to the terms of this Agreement, Licensor shall not directly or indirectly engage in, use or operate the Business, or license or allow others to directly or indirectly engage in, use or operate the Business, within the exclusive Territory, in the Licensee's Market, during the term hereof.

                                   ARTICLE FOUR

                                    TRADEMARKS

4.1 Licensee has no right, title or interest in or to any of the Trademarks, except for Licensee's privilege and license during the term hereof to display and use the same. Licensee shall not do or permit any act or thing to be done in derogation of any of the rights of Licensor in connection with the Trademarks, whether during the term of this Agreement or after. Licensee shall use the Trademarks only for the uses and in the manner licensed under and as provided in, this Agreement. During or after the term of this Agreement, Licensee shall not in any way dispute or impugn the validity of the Trademarks, or the rights of Licensor to them, or the rights of Licensor or other licensees of Licensor to use them.

4.2 Licensee may utilize and physically affix signs containing the Trademarks at such places within or without the Business.

4.3 Licensee agrees promptly to notify Licensor and Licensor agrees to notify Licensee, in writing, of the institution of any suit or action or any claim of infringement against Licensee or Licensor for infringement based on use of the Trademarks and proprietary information.

                                ARTICLE FIVE

                                  TRAINING

5.0 Licensee shall have the exclusive obligation and right to train and otherwise educate all Sub-Licensees throughout the Territory. Licensee shall have the right to charge Sub-Licensees for said training and education.

5.1 Licensor will provide an initial training program for up to 3 individuals to be designated by Licensee, at a time and place to be designated by Licensor, so that they will be trained in the complete operation and management of the Business. These individuals must sign a confidentiality agreement approved by Licensor. This training program shall provide basic guidance on all aspects of Business implementation and operation. Should the principals of the Licensor become employees or independent consultants to the Licensee this condition could be waived.

5.2 At Licensee's expense during the initial start up period for the initial Business start up in the Territory, the Licensor shall provide, if requested by Licensee, a qualified representative to train and/or operate the Business at the corporate headquarters of Licensee or at site locations as deemed appropriate by Licensor and Licensee. Should the principals of the Licensor become employees or independent consultants to the Licensee this condition could be waived.

5.3 The cost of the initial training program instruction and assistance except for personal meals, travel, lodging, and other personal expenses of individuals receiving training shall be paid by the Licensor.

5.4 Should Licensee request additional assistance at site locations at any time during the term of this Agreement following start-up, Licensor shall provide a qualified representative at such times and places as may be reasonable necessary and mutually convenient. Licensee shall pay all reasonable personal expenses, plus $300.00 per day for each such representative. Should the principals of the Licensor become employees or independent consultants to the Licensee this condition could be waived.

5.5 Licensor shall have the right from time to time to request Licensee and/or its manager to attend and complete additional training courses or programs. Licensee shall bear the cost of all expenses of such trainees. Licensor shall determine the time and place of such training in its sole discretion, except that Licensee shall have the option to have training at Licensee's headquarters at Licensee's expense. Should the principals of the Licensor become employees or independent consultants to the Licensee this condition could be waived.

5.6 Licensor shall make itself available at its office for consultation and guidance of Licensee in the operation and management of the Business. Should the principals of the Licensor become employees or independent consultants to the Licensee this condition could be waived.

5.7 Each party shall be responsible for obtaining all visas and other immigration or travel documents required for their respective personnel in the provision of training and assistance to License pursuant to this Article 5.

                              ARTICLE SIX

                              ADVERTISING

6.1 Licensee shall be responsible for it's own advertising program and shall bear the cost of same. In the event that in the future a mutually agreed advertising program is established a separate agreement will be executed.

6.2 Licensee shall be responsible for providing the proper on site advertising. This advertising shall include but not be limited to promotional personnel (at Licensee's discretion to maximize sales), collateral material and brochures.

6.3 Licensee shall have the exclusive right to initiate and maintain all advertising relating to its license in all areas of the Territory.

6.4 Licensor shall furnish to Licensee all advertising and promotional materials or artwork used by Licensor in its advertising at the best price Licensor charges to others for such materials. Further, Licensee and Sub licensee's shall have the express right to use for their advertising at the best price Licensor charges to others for such materials all of the Licensor's copyrighted materials, promotional materials, patents, any brochures, signage, decals and the like materials. Licensor shall immediately make all said materials available to the Licensee upon the execution of this Agreement and upon any change, modification or addition to materials, including all of the above listed items. Existing artwork, brochures, collateral and promotional material in small quantities (less than 25 each) will be provided free of charge. On orders over 25, a best price shall be given. Licensor at its sole discretion, shall make available to Licensee when possible, camera ready artwork, copy, film and negatives.

6.5 Licensee shall have the right to charge Sub-Licensees a fee for Advertisement.

                               ARTICLE SEVEN

                   GENERAL RESPONSIBILITIES OF LICENSEE

7.1 Licensee shall purchase and, at all times during the term hereof, maintain policies of insurance with such minimum standards, coverages, and limits (or such additional limits or types of coverage) as Licensee and Licensor may from time to time agree is appropriate to the risks ensuing from the Licensees operation of the Business.

7.2 If Licensee has leased the premises for the License Units the lease shall not grant to the landlord under the lease any rights against Licensor, nor agree to any other term, condition or covenant that is inconsistent with any provision of this Agreement. Licensee shall duly and timely perform all of the terms, conditions, covenants and obligations imposed under the lease.

7.3 Licensee shall prepare and file all necessary tax returns, and shall pay any and all local, state/provincial and federal/national sales and use taxes imposed or incurred, or levied or assessed by any governmental body, in connection with any part of this Agreement, promptly, in full, when due, and before any delinquency.

7.4 Licensee shall not, during the term hereof and for a period of 2 years following termination of this Agreement, engage in any business which offers any products or services which are competitive with the Business, either as a proprietor, partner, investor, shareholder, director, officer, employee, principal, agent, advisor or consultant.

7.5 Licensor may from time to time suggest prices for the goods and services offered by Licensee. Licensee and Licensor agree that the prices suggested by Licensor are recommendations only and are not mandatory. Nothing contained in this Agreement shall be deemed a representation or warranty by Licensor that the use of Licensee's suggested prices shall produce, increase or optimize profits.

7.6 Except as provided in Section 8.18 and Article 13 below, Licensee shall protect, defend and indemnify Licensor, its subsidiaries, affiliates and designees, and shall hold them harmless, from and against any and all costs, expenses (including attorney's fees and court costs), losses, liabilities, damages, claims and demands of every kind or nature, arising in any way out of Licensee's operation of the Business.

7.7 Licensee agrees to use all commercially reasonable efforts to promote the distribution, sale, and use of the Business.

GENERAL RESPONSIBILITIES OF LICENSOR:

7.8 Licensor shall provide the Licensee with all applicable specifications and information required to operate the Business as intended.

7.9 Licensor shall be responsible for furnishing the Business with the proper information and assistance for the Licensees operation of the Business.

7.10 Licensor agrees to use all commercially reasonable efforts to promote the operation and use of the Business through Licensee.

7.11 Licensor agrees to provide Licensee with all marketing and sales leads related to the Business, which they generate, and to fairly devote its efforts to making Licensee a successful venture.

7.12 Licensor agrees to assist Licensee in arranging sufficient management assistance to pursue the marketing and distribution of the Businesses Products.

7.13 Licensor agrees to transfer to Licensee all rights, title and interest in and to the various new products and applications related to the Business currently being developed or subsequently developed by Licensor, at no cost.

7.14 Licensor shall protect, defend and indemnify Licensee, its subsidiaries, affiliates and designees, and shall hold them harmless, from and against any and all costs, expenses (including attorney's fees and court costs), losses, liabilities, damages, claims and demands of every kind or nature, arising in any way out of the structure of the Business or Business model.

                                ARTICLE EIGHT

                               TERM AND RENEWAL

8.1 Unless sooner terminated in accordance with the provisions of this Agreement, the term of this Agreement shall commence on the Effective Date of this Agreement and shall terminate 10 years thereafter. If applicable law in the Territory requires that Licensor give notice to Licensee with respect to the expiration of the initial term, this Agreement shall remain in effect on a year-to-year basis after the expiration of the initial term until Licensor has given Licensee the notice required by applicable law.

8.2 If Licensee has in all respects complied with the conditions set forth in this Article 9.2, Licensee shall have the right, but not the obligation, to enter into a Renewal Agreement for a term commencing on the day which follows the last day of the initial term and terminating 10 years thereafter. Licensee shall be entitled to enter into a Renewal Agreement only if, at the time of Licensee's exercise of its right to do so, Licensee shall have fully performed all of Licensee's obligations under this Agreement and shall have received no more than two verified and justified notices of default during any twelve (12) month period during the initial term of this Agreement. If Licensor elects not to renew the Agreement, notice shall be given six (6) months prior to expiration of term.

8.3 Unless otherwise expressly agreed in writing, the terms of the Renewal Agreement shall be identical to those of Licensor's then-current form of license agreement generally offered by Licensor for the Business.

8.4 Licensee shall not be required to pay any initial license fee upon entering into a Renewal Agreement.

                                ARTICLE NINE

                    PAYMENTS TO LICENSOR FROM LICENSEE

9.1 As an initial license fee, on the Effective Date, Licensee shall deliver to Licensor a certificate representing 3 million Class A Convertible Preferred shares (having six to one voting rights and six to one conversion rights into common shares) of Nations Rx, Inc as further described in Schedule C.

9.2 As a continuing license fee Licensee shall also pay Licensor a further 150,000 Class A Convertible Preferred shares, as further described in Schedule C, for each $5 million in cumulative Net Revenue derived by Licensee from the use of the Business model by
Licensee or its Sub Licensee's.   Licensee shall also pay Licensor as
a continuing license fee, a sum equal to two percent (2%) of the Net Revenue derived by Licensee from the use of the Business model by Licensee or its Sub Licensee's, on an annual basis.

9.3 All payments provided for in this Agreement shall be made at Licensor's or Licensee's (as the case may be) principal place of business in the manner agreed. No later than 30 days following the end of each month during the term hereof, Licensee shall, concurrently with its submission to Licensor of the daily reports for such month pursuant to Article 12, pay to Licensor the full amount of the royalty and license fees due to Licensor for such year.

9.4 If Licensee is delinquent in the payment of any obligation, under this Agreement, Licensee shall pay to Licensor a late payment fee of 1.5% plus a percentage of the delinquent amount, calculated daily commencing on the first day that the payment is delinquent and terminating on the day the delinquent amount is paid. Such percentage shall be eighteen (18%), on an annualized basis. Notwithstanding the foregoing, if the amount of the late payment fee is greater than the amount permitted by applicable law, then such fee shall be reduced to an amount equal to the maximum lawful fee, it being the intention of the parties that such late payment fee shall in no event be greater than that permitted by law.

9.5 All funds due and owing from royalties and/or License fees and other amounts shall be paid in U.S. Currency. The funds paid to Licensor shall be converted into U.S. Currency on the first day of the month in which the payment is to be paid, and all payments to be made in ACH or wire transfer form, unless another method is requested by Licensor.

                                ARTICLE TEN

                            RECORDS AND REPORTING

10.1 No later than 90 days after the expiration of each quarter of Licensee's fiscal year and 90 days after the expiration of each fiscal year, during the term hereof, Licensee shall furnish a full set of financial statements in U.S. Dollars for such respective quarter and fiscal year and a balance sheet as of the end of such quarter and fiscal year certified to be true and correct by Licensee.

                                  ARTICLE ELEVEN

                              RELATIONSHIP OF PARTIES

11.1 Licensee is and shall be considered an independent contractor with the entire control and direction of its business and operations, subject only to the conditions and obligations established by this Agreement. No agency, employment, or partnership is created by this Agreement. Licensee's business is separate and apart from any that may be operated by Licensor. Neither party to this Agreement shall make any representations tending to create apparent agency, employment, or partnership. Neither party will have authority to act for the other in any manner to create obligations or debts binding on the other, and neither party will be responsible for any obligations or expenses whatsoever of the other. Neither Licensee nor any person performing any duties or engaged in any work on the premises at the request of Licensee shall be deemed an employee or agent of Licensor.

                                   ARTICLE TWELVE

                                 TRANSFER OF INTEREST

12.1 Licensor has the right to assign this Agreement, and all of its rights, benefits, consideration and privileges. The assignee shall be financially responsible and capable of performing the obligations of Licensor; and shall assume and agree to perform all Licensor obligations under this Agreement.

12.2 With respect to Licensee's obligations, this Agreement is acknowledged to be a personal one, being entered into in reliance upon and in consideration of the singular skill, character, and qualifications of Licensee and its principals, and owners and the trust and confidence reposed therein by Licensor. Therefore, Licensee may not effect an assignment, voluntarily or involuntarily, by operation of law or otherwise, in any manner, without the prior written consent of Licensor. Licensor may impose, among other things, the following conditions precedent to its consent to an assignment: (i) that the assignee (or the principal officers, shareholders or directors of the assignee in the case of a corporate assignee) has the skills, qualifications and economic resources necessary in Licensor's judgment, reasonably exercised, to conduct the business contemplated by this Agreement, and to fulfill the assignee's obligations to the Licensor ; (ii) that as of the date of any such assignment, Licensee shall have fully complied with all of its obligations to Licensor under this Agreement; (iii) that the assignee assumes all of the obligations of Licensee under all leases for the Business, and that Licensee shall not be in default with respect to any of its obligations under said leases; (iv) that assignee pay to Licensor the sum of five thousand dollars ($5,000) as a transfer fee; (v) that in the event of an assignment of this Agreement, Licensor shall require the assignee to execute a new agreement in the form and on the terms and conditions then being offered by Licensor to prospective licensees similarly situated, except that the assignee shall not be obligated to pay an initial license fee. The term of the new agreement shall expire on the date provided herein for the expiration of this Agreement. The execution of the new License Agreement shall, except for the post-term obligations of Licensee under this Agreement, be deemed to terminate this Agreement; (vi) that the assignee, or a manager designated by the assignee, shall have satisfactorily completed at assignee's cost and expense, the initial training program then required of all new licensees of Licensor, unless such training is waived by Licensor, in writing.

12.3 If the Licensee is not, or at any time ceases to be, a publicly traded company, the transfer in the aggregate of more than fifty percent (50 %) of the capital stock or voting power of Licensee if it is a corporation or of more than a fifty percent (50%) interest if it is a partnership, as such parties were originally constituted at the time of the execution of this Agreement, shall be deemed to be an assignment of this Agreement within the meaning of this Article.

12.4 Licensee shall have no right to pledge, encumber, hypothecate or otherwise give any third party a security interest in its rights under this Agreement in any manner whatsoever without the prior written permission of Licensor, which shall not be unreasonably withheld.

                             ARTICLE THIRTEEN

                                TERMINATION

13.1 Licensor may terminate this Agreement for the following defaults:

     (i) Except with respect to Licensee's failure to pay any of the sums due Licensor under this Agreement, or any related or ancillary agreement between the parties, and except as expressly provided in this Agreement, Licensor may terminate this Agreement upon a material breach by Licensee of any material provision of this agreement, but only upon 30 days prior written notice to Licensee, setting forth the material breach of which Licensor complains. If Licensee cures such breach before the end of such period, then Licensor shall have no right to terminate this Agreement because of such breach. However, if, because of the nature of such breach, Licensee is unable to cure such breach within such 30 day period, Licensee shall be given such additional time as is reasonably necessary within which to cure such breach, upon condition that Licensee, upon receipt of such notice from Licensor, shall have immediately commenced to cure such breach and shall continue to use diligence and all reasonable commercial efforts to do so.

     (ii) With respect to any breach by Licensee of its obligation to pay any sums due under this Agreement, Licensor may terminate this Agreement upon not less than 30 days prior written notice of such breach. If Licensee cures such breach before the end of such period, then Licensor shall have no right to terminate this Agreement because of such breach.

13.2 Licensor shall have the right to terminate this Agreement immediately without prior notice to Licensee, upon the occurrence of any or all of the following events, each of which shall be deemed to be an incurable breach of this Agreement which Licensee shall have no right or opportunity to cure.

     (i) If Licensee is adjudicated bankrupt or judicially determined to be insolvent (subject to any contrary provisions of any applicable laws), admits Licensee's inability to meet its financial obligations when due, or makes a disposition of all or a substantial part of its assets to or for the benefit of its creditors, or if the Business premises are seized, taken over or foreclosed by a government official in the exercise of such official's duties, or by a creditor, lienholder or lessor, or if a judgment against Licensee in the amount of more than $500,000.00 remains unsatisfied (unless an appeal is filed) for a period of more than 60 days.

     (ii) If Licensee is convicted of any felony, or any crime involving moral turpitude or otherwise relevant to the operation of the Business;

     (iii) If Licensee purports to sell, assign, transfer, pledge, hypothecate, or encumber, in whole or in part, the Business in violation of the terms hereof.

     (v) If an audit or investigation conducted by Licensor discloses that Licensee has fraudulently understated Gross Sales or Net Revenue or has fraudulently withheld the reporting of Gross Sales or Net Revenue.

13.3 If any valid applicable law or regulation of a governmental authority having jurisdiction over this Agreement and the Business, limits Licensor's rights of termination under this Agreement or requires longer notice periods than those set forth above, this Agreement shall be deemed amended to conform to the minimum notice periods or restrictions upon termination required by such laws and regulations. Licensor shall not, however, be precluded from contesting the validity, enforceability or application of such laws or regulations in any action, arbitration, gearing or dispute relating to this Agreement or to its termination.

13.4 In the event of termination of this Agreement, whether by reason of default, lapse of time or other cause, Licensee shall forthwith discontinue the use of the Trademarks, and shall not thereafter operate or do business under any name or in any manner that might tend to give the general public the impression that Licensee is operating the Business and Licensee shall not thereafter use, in any manner, or for any purpose, directly or indirectly, any of Licensor's business models, trade secrets, procedures, techniques or materials acquired by Licensee by virtue of the relationship established by this Agreement, including, without limitation to the foregoing:

     (i) any manuals, bulletins, instruction sheets and supplements thereto.

     (ii) any forms, advertising matter, marks, devices, insignia, slogans and designs used from time in connection with the Business or its Product;

     (iii) any Trademarks, or trade names and patents now or hereafter applied for or granted in connection therewith, and if Licensee fails or refuses to do so, Licensor may execute, in Licensee's name and on Licensee's behalf, any and all documents necessary to cause the discontinuance of Licensee's use of trade names and Trade marks, and/or any other related name used under this Agreement. Licensee hereby irrevocably appoints Licensor as Licensee's attorney-in-fact to do so.

13.5 The termination of this Agreement shall be without prejudice to the rights of Licensor against Licensee and Licensee against Licensor and such termination shall not relieve Licensor or Licensee of any of its obligations to each other or terminate those obligations of Licensor or Licensee, which by their nature, survive the termination of this Agreement.

13.6 In the event Licensor is adjudicated a bankrupt under Chapter 7 of the United States Bankruptcy Code, Licensee shall have the right to all information, licenses, business models, software, actual programs, software provider names and addresses and any other material whether copyrighted or patented, that might assist the Licensee in the Business.

13.7 (i) Upon the expiration or termination of this Agreement, Licensee shall have no further right to offer or enter into any additional Sublicense Agreements; and Licensor may itself open, own or operate, or license others to open own or operate the Business in the Territory.

     (ii) Upon the expiration or termination of this Agreement for any reason, Licensee shall at Licensee's election, assign to Licensor its rights and interest in each and every Sublicense or at Licensor's election assign such Sublicenses to other Licensees of Licensor.

                            ARTICLE FOURTEEN

                            DISPUTE SETTLEMENT

14.1 In the event of any dispute or difference arising out of or relating to this Agreement or the breach thereof, the parties hereto shall use their best endeavors to settle such disputes or differences. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to the parties. If they do not reach such solution within a reasonable period of time, then the disputes or differences shall be finally settled by an Arbitration before an arbitration panel operating in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce.

14.2 The arbitration panel shall be formed of 3 (three) arbitrators, to be appointed by proper authority. The arbitration shall take place at Las Vegas, Nevada. The arbitrators shall resolve any dispute or controversy in accordance with the wording and spirit of this Agreement, and, if there are no controlling provisions, in accordance with the laws of Nevada.

14.3 The arbitration award shall be final and binding on the parties, not subject to any appeal, and shall deal with the question of costs or arbitration and all matters related thereto. The arbitration proceedings shall be conducted in English and the arbitration award shall be written in English.

14.4 Judgment upon the award rendered may be entered into any court having jurisdiction, or application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be.

                              ARTICLE FIFTEEN

                               FORCE MAJEURE

The performance or observance by either party of any obligations of such party under this Agreement may be suspended by it, in whole or in part, in the event of any of the following which prevents such performance or observance: Act of God, war, riot, fire, explosion, flood, sabotage, injunction, compliance with governmental laws, regulations, orders or action, or any other cause beyond the reasonable control of such party; provided, however, that the party so prevented from complying with its obligations hereunder shall immediately notify in writing the other party thereof and such party so prevented shall exercise diligence in an endeavor to remove or overcome the cause of such inability to comply.

                                ARTICLE SIXTEEN

                                CONFIDENTIALITY

16.1 Licensee shall hold in confidence any and all information disclosed to it by Licensor concerning the Business, business and marketing plans or strategies, operations and technical advice and any and all other information of a sensitive business or technical nature arising under this Agreement. With respect to all such information, Licensee shall not disclose the same to others without the Licensor's prior written consent and to limit dissemination of the same among Licensee's personnel to those persons having a need to know it for performance of duties under this Agreement. Licensee shall use such information only for the purposes contemplated by this Agreement.

16.2 The foregoing obligation concerning confidentiality and limitations on use of information shall apply for a period five (5) years after the date of expiration or termination of this Agreement except insofar as such information is published or otherwise in the public domain at the time it was disclosed to Licensee or thereafter becomes published or part of the public domain through no fault of Licensee; or is obtained by Licensee in good faith without restrictions on disclosure or use from a third person who did not derive it from Licensee.

                               ARTICLE SEVENTEEN

                     INTEGRATION OF AGREEMENT: AMENDMENT

17.1 This Agreement constitutes the entire agreement between the parties with reference to the subject matter of this Agreement and supersedes all prior negotiations, understandings, representations and agreements, if any. Licensee acknowledges that it is entering into this Agreement as a result of its own independent investigation and not as a result of any representations of Licensor, its agents, officers or employees, not contained in any offering circular, prospectus, disclosure document, or other similar document required or permitted to be given to Licensee pursuant to applicable law.

17.2 This Agreement, including but not limited to, this provision, may not be amended orally, but may be amended only by a written instrument signed by the parties.

                                ARTICLE EIGHTEEN

                                  MISCELLANEOUS

18.1 Any notice required or permitted to be given under this Agreement shall be in writing in the English language and may be hand delivered, telexed, cabled, sent via facsimile or mailed by airmail (return receipt requested, postage prepaid) and shall be deemed given when received. Notices shall be addressed as follows:

     (i)  Notices to Licensor: address first written above

     (ii)  Notices to Licensee: address first written above

18.2  English language shall be controlling for all purposes,.
and any language translation shall not affect the meaning or interpretation of the Agreement.

18.3 This Agreement is executed in two originals, all in the English language.

18.4 The headings contained in the Agreement are for reference purposes only and shall not affect the meaning or interpretation of the Agreement.

18.5 Either party's waiver of any breach, or failure to enforce any of the terms and conditions of this Agreement, at any time, shall not in any way affect, limit or waive such party's right thereafter to enforce and compel strict compliance with every term and condition of the Agreement.

18.6 The construction, performance and completion of this Agreement is to be governed by the laws of Nevada, USA, without giving effect to the principals of conflicts of law thereof.

18.7 Licensor acknowledges that Licensee may be required by the laws applicable in the Territory to disclose and/or register this Agreement with governmental authorities, and consents to such disclosure, provided however, that Licensee shall inform Licensee of all such required disclosures and/or registrations made by Licensee. All such registrations, shall, unless prohibited by local law, identify Licensee as a Licensee of Licensor.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.


The Niseda Group, Inc.


By: /s/  David Rykbos
David Rykbos, President and CEO


Nations Rx, Inc.


By: /s/  Gary Campbell
Gary Campbell, Director


By: /s/  Kai Erdman
Kai Erdman, Director


Schedule A

The Licensee is acquiring from The Niseda Group Inc. its operating division currently described as Niseda Advisors-Supply Chain Solutions. After acquisition the acquired business will be known as 'Nations Rx Supply Chain Solutions'. The Business is a national client based advisory services firm that focuses on servicing the healthcare provider continuum. As a full service healthcare procurement advisory firm, the Business represents a broad cross section of healthcare providers, from hospitals and health systems to surgery centers, ambulatory infusion centers and physician practices. Through our aggregate base of healthcare providers, the Business will be able to negotiate enhanced revenue positions and lower supply sided expenditures for our clients. This is accomplished utilizing both the clients' existing group purchasing relationships as well as evaluating and recommending potential alternative GPO and distribution relationships.

The mission of the Business is focused on making hospital and out-of-hospital healthcare practices more efficient through enhanced supply chain agreements. The Business will endeavor to flawlessly deliver a full complement of information and services while exceeding customer expectations.

The Business will initially offer the following products and services:

-GPO (Group Purchasing Organization) Advisory Services

-Distribution Advisory Services
-Business Acquisition & Disposition Services

-Specialty Sales & Marketing Program Designs

-Supply Chain Contract Compliance Audit Services

-Initial capabilities will also include web enabled contract product and service, request for quotation services, manufacturer contract comparison engines and vendor RFP management services.


Schedule B

1) The extent of the exclusive license granted hereunder for the Territory is to market the Business as described in Schedule A on a exclusive worldwide basis

Schedule C

Class A Convertible Preferred Stock

The Company is authorized to issue up to 10,000,000 shares of Preferred Stock, $0.001 par value per share (the "Authorized
Preferred Stock"). There are 3 million shares of the Company's Class A Convertible Preferred Stock presently outstanding.

Dividends on Preferred Stock

Shares of Class A Convertible Preferred Stock shall not bear a dividend unless declared by the Board.

In the event a holder of Class A Convertible Preferred Stock converts his Class A Convertible Preferred Stock shares to shares of the Company's Common Stock, all accrued but unpaid dividends shall be forfeited.

The Class A Convertible Preferred Stock shall be treated equivalently with the common in all respects as to dividends and the pro ration thereof.

No series or class of the Company's authorized Preferred Stock may be hereafter issued which by its terms ranks senior or in parity as to dividends to or with the Class A Convertible Preferred Stock without the approval of holders of at least fifty percent (50%) of the Class A Convertible Preferred Stock.

Liquidation Rights

In case of the voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Shares of the Class A Convertible Preferred Stock are entitled to receive a liquidation preference of $1.00 per share plus all accrued but unpaid dividends, before any payment or distribution is made to the holders of Common Stock or any other series or class of the Company's stock hereafter issued which ranks junior as to liquidation rights to the Class A Convertible Preferred Stock. A consolidation or merger of the Company with another corporation will be deemed to be a liquidation, dissolution or winding-up of the Company unless the Company is the surviving corporation and its shareholders immediately prior to the consolidation or merger are the holders of at least fifty-one percent (51%) of the voting equity of the surviving corporation immediately after the consolidation or merger. A sale or transfer of all or part of the Company's assets for cash, securities or other property will not be considered a liquidation, dissolution or winding-up of the Company.

Holders of shares of any Class A Convertible Preferred Stock issued in the future shall be entitled to receive a liquidation preference of $1.00 per share plus an amount equal to any accrued and unpaid dividends, before any payment or distribution is made to the holders of Common Stock or any other series or class of the Company's stock hereafter issued which ranks junior as to liquidation rights to the Class A Convertible Preferred Stock. To the extent any payment or distribution is insufficient to pay the entire liquidation preference on all outstanding shares of Class A Convertible Preferred Stock, the payment shall be apportioned pro rata among the holders of the Class A Convertible Preferred Stock in accordance with the purchase price paid by each shareholder, and thereafter in accordance with any accrued and unpaid dividends, in proportion to the amount thereof.

Voting Rights for Preferred Stock

The holders of the Class A Convertible Preferred Stock shall vote for the election of directors, and shall have full and complete voting rights, except that each Class A Convertible Preferred Stock shall entitle the holder to exercise six (6) votes for each one (1) Class A Convertible Preferred Stock held.

Conversion Rights of Preferred Stock

The Company's Articles of Incorporation, as amended, provide that the holders of the Class A Convertible Preferred Stock will be entitled at any time to convert their shares of Class A Convertible Preferred Stock into shares of the Company's Common Stock at the rate of one
(1) share of Class A Convertible Preferred Stock for six (6) shares of Common Stock until redemption (the "Conversion Ratio"). No fractional shares will be issued.

The Conversion Ratio of the Class A Convertible Preferred Stock shall be adjusted in certain circumstances, including the payment of a stock dividend on shares of the Common Stock and combinations and subdivisions of the Common Stock.

In the case of any share exchange, capital reorganization, consolidation, merger or reclassification whereby the Common Stock is converted into other securities or property, the Company will make appropriate provisions so that the holder of each share of Class A Convertible Preferred Stock then outstanding will have the right thereafter to convert such share of Class A Convertible Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, share exchange, capital reorganization or reclassification by a holder of the number of shares of Common Stock into which such shares of Class A Convertible Preferred Stock might have been convened immediately prior to such consolidation, merger, share exchange, capital reorganization or reclassification. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Ratio shall be proportionately reduced in case of subdivision of shares or stock dividend. If the shares of Common Stock are combined into a smaller number of shares of Common Stock the Conversion Ratio shall not be increased. The kind and amount of Class A Convertible Preferred Stock issuable both before and after consolidation of the Common shares shall be the same.

The same transfer restrictions imposed on the Class A Convertible Preferred Stock shall be applicable to the Common Stock into which the Class A Convertible Preferred Stock is converted, although for purposes of Rule 144 as presently in effect, the holding period requirement may be met by adding together the period in which the Class A Convertible Preferred Stock is held and the period in which the Common Stock into which the Class A Convertible Preferred Stock is converted, is held.